Exhibit 10.28
Supplemental Agreement of
Technical Service Contract of Chongloukegandiwan and Tangningziyabitusipian

Party A: Xi’an Qinba Pharmaceutical Co., Ltd

Party B: Xi’an Keli Pharmaceutical Co., Ltd

Because Party B has been performed the contracts, “Technical Service Contract of Chongloukegandiwan” and “Technical Service Contract of Tangningziyabitusipian”, that were signed on Nov 30, 2010 and Dec. 3, 2010, respectively and the clauses of subsequent supplemental agreements, both parties negotiated and signed the following supplementary agreement.

As a result of No.79 Order of the Ministry of Health, GMP (revision of the year 2010), issued by the Ministry of Health of the P. R. China and the 12th 5 years term planning on medicine (No. 5 2012) issued by State Council, there are some changes in the related standards of drug research and development  (“R&D”). So the R&D process may be delayed. Based on mutual benefit, equality, freewill and the principle of good faith, two parties come to an agreement about the R&D timeline and the responsibility of the R&D risks.

I. The drug R&D completion time has been changed from Mar. 31, 2014 to Mar. 31, 2016, the expiration date of the contract.

II. The “force majeure” in VI 4 (b) of the original contract is clarified as follows:

1. This clause is not applicable in the event that there are changes in national regulations but drug R&D goals can be met through development of technology. If this situation happens and causes the failure of performing the contract, which means Party A cannot get two drugs’ approval documents issued by the SFDA with prescribed deadline, then Party B shall be deemed to breach the contract and will assume relevant responsibility. Party B is committed to refund the received payment before April 30, 2016 and will pay Party A the interest on the received payment.(interest rate will accrue at the bank loan interest rate for the same period starting from Mar. 31, 2012)

2. This clause is applicable if this drug R&D project is mandatorily terminated by the State administrative policy. For example, the SFDA announced that starting from June 1, 2006,  Houttuynia Herb Injection and 7 other injections would not be put in use and approved nationwide, and the SFDA didn’t give the specific reasons for the administrative order .

This contract is of one page, with duplicate copy. Each party holds one copy. This contract shall take effect on the date of execution by both parties.

Party A：Xi’an Qinba Pharmaceutical Co., Ltd.
Company(seal）
Delegate of Party A（signature）：
Date: April 23, 2012

Party B：Xi’an Keli Pharmaceutical Co., Ltd.
（seal）

Delegate of Party B（signature）:
Date: April 23, 2012